Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-268150 on Form S-3 and Registration Statement Nos. 333-255191 and 333-214582 on Form S-8 of Global Net Lease, Inc. of our report dated April 8, 2022, (June 24, 2022, as to Notes 1 & 6) relating to the Combined Statement of Revenues and Certain Expenses of the portfolio of 81 properties (the “CIM Portfolio”) and related notes appearing in this Current Report on Form 8-K of Global Net Lease, Inc. dated September 12, 2023.

/s/ Deloitte & Touche LLP

Tempe, Arizona

September 12, 2023